Exhibit 99.19

4411 South 40th St., Ste. D11
Phoenix, Arizona 85040

FOR IMMEDIATE RELEASE	Telephone: (602) 437-5400 Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 277-5162	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Meadow Valley Reports Third Quarter Results

     PHOENIX, ARIZONA, November 14, 2003 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today a net loss for the third quarter ended September 30, 2003 of $0.10 million, or $0.03 per diluted share, on revenue of $42.8 million. This compares to net income of $.04 million, or $0.01 per diluted share, for the third quarter of 2002 on revenue of $37.5 million.

     For the nine months ended September 30, 2003, net income was $0.44 million, or $0.12 per diluted share, compared to $0.45 million, or $0.13 per diluted share, for the first nine months of 2002. Revenue for this year’s first nine months was $117.0 million, compared to $114.5 million for the same period last year.

Third Quarter Operations Review

     Revenue from Meadow Valley’s construction materials business increased 21.7% to $11.0 million for the third quarter of 2003 compared to $9.1 million last year. Gross margin in this segment was 8.2% compared to 10.8% a year earlier. Revenue from the company’s construction services business increased 11.8% to $31.8 million from $28.5 million and gross margin was 1.6% compared to 1.8% for the same period last year. Overall gross margin for this year’s third quarter was 3.3% compared to 3.9% for last year’s third quarter.

     “Construction materials continues its profitable and rapid growth. Excluding the third quarter recognition of a $1.1 million estimated loss on a poorly performing construction project in Utah, we are encouraged by Meadow Valley’s third quarter performance,” said Bradley E. Larson, chief executive officer.

Backlog

     The backlog of heavy construction projects at September 30, 2003 increased to $71.7 million compared to $71.3 million at September 30, 2002 and $49.5 million at June 30, 2003.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s contracting services specialize in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas, Phoenix, and Salt Lake City metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue:
Construction Services	$31,824,143	$28,469,165	$84,053,359	$87,860,316
Construction Materials	11,021,958	9,053,929	32,957,202	26,644,128

Total revenue	42,846,101	37,523,094	117,010,561	114,504,444

Cost of revenue:
Construction Services	31,323,580	27,972,044	81,571,237	85,392,810
Construction Materials	10,121,591	8,073,588	29,845,344	23,872,181

Total cost of revenue	41,445,171	36,045,632	111,416,581	109,264,991

Gross profit	1,400,930	1,477,462	5,593,980	5,239,453
General and administrative expenses	1,870,717	1,435,485	4,981,158	4,359,550

Income (loss) from operations	(469,787)	41,977	612,822	879,903

Other income (expense):
Interest income	13,311	46,387	46,962	100,204
Interest expense	(120,849)	(121,882)	(382,622)	(329,942)
Other income	421,975	98,809	433,019	76,023

	314,437	23,314	97,359	(153,715)

Income (loss) before income taxes	(155,350)	65,291	710,181	726,188
Income tax benefit (expense)	58,256	(24,484)	(266,318)	(272,320)

Net income (loss)	$(97,094)	$40,807	$443,863	$453,868
Net income (loss) per common share

Basic and Diluted	$(0.03)	$0.01	$0.12	$0.13

Weighted average common shares outstanding
Basic and Diluted	3,601,250	3,559,938	3,590,386	3,559,938

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2003	2002

	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$2,826,593	$3,289,535
Restricted cash	1,566,561	1,681,361
Accounts receivable, net	23,243,251	21,203,373
Claims receivable	—	387,878
Prepaid expenses and other	2,432,230	1,573,614
Inventory, net	1,643,437	2,103,100
Land held for sale	264,738	711,531
Costs and estimated earnings in excess of billings on uncompleted contracts	1,878,757	1,543,061

Total Current Assets	33,855,567	32,493,453
Property and equipment, net	13,342,652	14,555,646
Refundable deposits	95,612	50,604
Mineral rights and pit development, net	402,263	445,063
Claims receivable, less current portion	7,622,978	7,961,107
Other assets	—	32,223

Total Assets	$55,319,072	$55,538,096

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$18,935,595	$19,912,516
Accrued liabilities	5,335,843	3,697,111
Notes payable	3,097,760	3,424,209
Obligations under capital leases	909,131	921,306
Billings in excess of costs and estimated earnings on uncompleted contracts	4,768,904	3,733,152

Total Current Liabilities	33,047,233	31,688,294
Deferred tax liability	1,586,004	1,265,045
Notes payable, less current portion	7,514,750	9,256,598
Obligations under capital leases, less current portion	1,274,775	1,875,712

Total Liabilities	43,422,762	44,085,649

Commitments and contingencies
Stockholders’ Equity:
Preferred stock-$.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock-$.001 par value; 15,000,000 shares authorized, 3,601,250 and 3,559,938 issued and outstanding	3,601	3,601
Additional paid-in capital	10,943,569	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	1,748,287	1,304,424

Total Stockholders’ Equity	11,896,310	11,452,447

Total Liabilities and Stockholders’ Equity	$55,319,072	$55,538,096